Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form 10 of Innovative Communications Technologies, Inc. of our report dated March 15, 2011 on our audits of the balance sheets of Innovative Communications Technologies, Inc. as of July 31, 2010 and July 31, 2009, and the related statements of operations, stockholders’ deficit, and cash flows for each year in the two-year period ended July 31, 2010, included in this Form 10.

/s/ Zwick and Banyai, PLLC
Southfield, Michigan

March 15, 2011